UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K
______________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2008 (September 29, 2008)

EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33016	68-0629883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
(Address of principal executive offices, including zip code)

(281) 408-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

As previously disclosed, on September 11, 2008, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), entered into a Partnership Interests Purchase Agreement (the “Purchase Agreement”) with Millennium Midstream Partners, L.P. (“MMP) and the owners of the partnership interests of MMP (the “Sellers”).  Subject to the amendment to the Purchase Agreement described below, the description of the Purchase Agreement included in the Company’s Current Report on Form 8-K filed on September 16, 2008 is incorporated herein by reference.

In connection with the completion of the acquisition as discussed in Item 2.01 below, on October 1, 2008, the Purchase Agreement was amended pursuant to Amendment No. 1 to Partnership Interests Purchase Agreement (the “Amendment,” and collectively with the Purchase Agreement, the “Amended Purchase Agreement”) to, among other things, add any potential damages from Hurricane Ike as a retained obligation of MMP and the Sellers.  A copy of the Amended Purchase Agreement will be filed as an exhibit to a later filing with the Securities Exchange Commission.

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On October 1, 2008, Eagle Rock completed the previously announced acquisition of MMP under the terms and conditions of the Amended Purchase Agreement.  Pursuant to the terms of the Amended Purchase Agreement, Eagle Rock acquired all of the outstanding partnership interests of MMP for an aggregate purchase price of approximately $235.5 million, including working capital adjustments, subject to customary post-closing purchase price adjustments, comprised of approximately $180.5 million cash and 4,000,000 Eagle Rock common units (the “Acquisition”).  Eagle Rock funded the cash component of the purchase price from existing cash from operations as well as with borrowings under its existing revolving credit facility, as described in Item 2.03 below.  The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

As previously announced, MMP is in the natural gas gathering and processing business with its operations located in East Texas, Central Texas and West Texas.  The assets controlled by MMP include 260 miles of gathering pipelines in East Texas, 235 miles of gathering pipelines in Central Texas and 100 miles of gathering pipelines in West Texas.

Eagle Rock intends to file the Amended Purchase Agreement as an exhibit to a later filing with the Securities Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the completion of the Acquisition, on September 29, 2008, Eagle Rock borrowed approximately $176.4 million under its revolving credit facility pursuant to the Credit Agreement dated December 13, 2007, as amended, by and among Eagle Rock, Wachovia Bank, National Association, Bank of America, N.A., HSH Nordbank AG, New York Branch, the Royal Bank of Scotland, plc, BNP Paribas and the other lenders who are parties thereto.  Much of the amount borrowed was available under the revolving credit facility as a result of the exercise by Eagle Rock of the accordion feature in the revolving credit facility for an additional $180 million in commitments.  For a further description of this credit facility, see Eagle Rock’s Current Report on Form 8-K filed with the SEC on December 13, 2007 and Current Reports on Form 8-K filed with the SEC on July 28, 2008 and August 19, 2008 describing the exercise of $180 million in additional commitments under the accordion feature of this credit facility.  The disclosure set forth above in Item 2.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

Item 3.02                      Unregistered Sales of Equity Securities.

On October 1, 2008, pursuant to the Amended Purchase Agreement, Eagle Rock issued 4,000,000 common units of Eagle Rock to the Sellers to fund a portion of the aggregate purchase price for the Acquisition.  The common units accounted for approximately $55 million of the aggregate purchase price, which equates to a value of $13.75 per common unit.  The disclosure set forth above in Item 2.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

The common units were not registered under the Securities Act of 1933, as amended (the “Act”) and were issued in reliance upon the exemption from the registration requirements of the Act provided by Section 4(2) of the Act as a transaction by an issuer not involving a public offering.

Item 7.01.                      Regulation FD Disclosure.

On October 1, 2008, Eagle Rock issued a press release relating to the completion of the Acquisition described above in Item 2.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

The information set forth in this Item 7.01 and in the attached exhibit are deemed to be furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.                                Description of Document

99.1	Press Release dated October 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

By:           Eagle Rock Energy GP, L.P., its general partner

By:           Eagle Rock Energy G&P, LLC, its general partner

Date: October 1, 2008	By: /s/ Joseph A. Mills
Joseph A. Mills
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.                                Description of Document

99.1                                    Press Release dated October 1, 2008